Exhibit (d)-(11)

Execution Version

AMENDED AND RESTATED INTERIM INVESTORS AGREEMENT

This Amended and Restated Interim Investors Agreement (this “Agreement”) is made as of May 29, 2018 by and among Yunfeng Fund III, L.P. and Yunfeng Fund III Parallel Fund, L.P. (collectively “YFC”), each an exempted limited partnership established under the laws of the Cayman Islands, Taobao China Holding Limited, a company incorporated under the laws of Hong Kong (“Alibaba”, together with YFC, each, a “Lead Investor” and together, the “Lead Investors”), Boyu Capital Fund III, L.P., an exempted limited partnership registered under the Laws of the Cayman Islands (“Boyu”), each Shareholder of the Company (each, a “Rollover Shareholder”) listed in the first column of Schedule A to this Agreement, each beneficial owner of the applicable Rollover Shareholder set out opposite such Rollover Shareholder’s name in the second column of Schedule A to this Agreement (each, a “Beneficial Owner”), IK Healthcare Holdings Limited, an exempt company with limited liability incorporated under the laws of the Cayman Islands (“HoldCo” or “Holdco”), IK Healthcare Investment Limited, an exempt company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and IK Healthcare Merger Limited, an exempt company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned Subsidiary of Parent (“Merger Sub”).  The Lead Investors, Boyu, the Rollover Shareholders and the Additional Investors (as defined below) are hereinafter collectively referred to as the “Investors.”  The Investors, the Beneficial Owners, HoldCo, Parent and Merger Sub are hereinafter collectively referred to as the “Parties”, and individually, a “Party”. Capitalized terms used but not defined herein shall have the meanings given thereto in the Merger Agreement (as defined below) unless otherwise specified herein.

RECITALS

WHEREAS, on March 26, 2018, Parent, Merger Sub and iKang Healthcare Group, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) have executed an Agreement and Plan of Merger (as amended on the date hereof and further amended from time to time, the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”, and together with other transactions contemplated by the Merger Agreement, the Equity Commitment Letters, the Support Agreement and this Agreement, the “Transactions”), with the Company becoming the surviving entity and a wholly-owned Subsidiary of Parent.

WHEREAS, on March 26, 2018, the Rollover Shareholders and the Beneficial Owners entered into a support agreement, pursuant to which each Rollover Shareholder agrees, subject to the terms and conditions set forth therein, to subscribe directly certain equity interests of HoldCo immediately prior to the Closing in connection with the Transaction and vote in favor of the Merger (as amended on the date hereof and further amended from time to time, the “Support Agreement”).

WHEREAS, on March 26, 2018, each of the Lead Investors entered into a letter agreement in favor of Parent, pursuant to which the respective Lead Investors agree, subject to the terms and conditions set forth therein, to purchase, directly or indirectly, certain equity interests of Parent prior to the Closing in connection with the Transactions (each, an “Original Equity Commitment Letter” and collectively, the “Original Equity Commitment Letters”) with an aggregate amount in all the Original Equity Commitment Letters of US$1,145,660,389.

WHEREAS, on March 26, 2018, each of the Lead Investors, ShanghaiMed, Inc. and Top Fortune Win Ltd. (the “Original Guarantors”) entered into a limited guarantee, pursuant to which the respective Original Guarantor agrees, subject to the terms and conditions set forth therein, to pay its proportion of the Total Termination Fee and Expenses (each, an “Original Limited Guarantee” and collectively, the “Original Limited Guarantees”).

WHEREAS, on March 26, 2018, the Parties (other than Boyu) entered into an interim investors agreement (the “Prior Agreement”) to govern the actions of HoldCo, Parent and Merger Sub and the relationship among the Investors and the Beneficial Owners with respect to the Transactions.

WHEREAS, on the date hereof, (i) Boyu is hereby admitted as an Investor (the “Admission of Boyu”), (ii) Boyu is entering into a letter agreement (the “Boyu Equity Commitment Letter”) in favor of Parent in the same form as the Original Equity Commitment Letters, (iii) each Original Equity Commitment Letter is restated and amended to reflect the Admission of Boyu (such amended and restated equity commitment letters, together with the Boyu Equity Commitment Letter, the “Equity Commitment Letters”) and the aggregate amount in all the Equity Commitment Letters shall be US$1,145,660,389, , (iv) Boyu is entering into a limited guarantee (the “Boyu Limited Guarantee”) in the same form as the Original Limited Guarantees to guarantee a portion of the Total Termination Fee and Expenses, (v) each Original Limited Guarantee is restated and amended to reflect the Admission of Boyu (such amended and restated limited guarantee, together with the Boyu Limited Guarantee, the “Limited Guarantees”, and Boyu, together with the Original Guarantors, the “Guarantors”) and (vi) the Parties wish to amend and restate the Prior Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenant set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.                                      AGREEMENTS AMONG THE INVESTORS.

1.1                               Actions Under the Merger Agreement.

(a)                                 Subject to Section 1.2 hereof, the Lead Investors and Mr. Lee Ligang Zhang (“Mr. Zhang” or the “Founder”), acting jointly, may cause HoldCo, Parent and Merger Sub to take any action or refrain from taking any action in order to comply with their obligations, satisfy their closing conditions or exercise their rights under the Merger Agreement, including, without limitation, determining that the conditions to closing specified in Sections 7.1, 7.2 and 7.3 of the Merger Agreement (the “Closing Conditions”) have been satisfied, waiving compliance with any agreement or condition in the Merger Agreement (including any Closing Condition), amending or modifying the Merger Agreement and determining to close the Merger; provided that the Lead Investors and Mr. Zhang may not cause Parent and Merger Sub to amend the Merger Agreement in a way that has an impact on any Investor or Beneficial Owner that is different from the impact on the other Investors and Beneficial Owners in a manner that is materially adverse to such Investor or Beneficial Owner without such Investor’s or Beneficial Owner’s written consent. Parent shall not, and the Investors and the Beneficial Owners shall not permit Parent or Merger Sub to, determine that the Closing Conditions have been satisfied, waive compliance with any agreement or condition in the Merger Agreement (including any Closing Condition), amend or modify the Merger Agreement or determine to close the Merger unless such action has been approved in advance in writing by the Lead Investors and Mr. Zhang. Parent and Merger Sub agree not to take any action with respect to the Merger Agreement, including granting or withholding of waivers and entering into amendments, unless such actions are in accordance with this Agreement. Notwithstanding any provision of this Agreement to the contrary, from and after the time YFC or Alibaba becomes a Failing Investor (as defined below), the approval or consent of such Failing Investor shall not be required for any purposes under this Agreement; provided that any Failing Investor that ultimately participates in the Merger as a result of the Closing Investors (as defined below) exercising their rights to seek specific performance hereunder or the Company exercising its specific performance right under the Merger Agreement shall no longer be deemed a “Failing Investor”, and its/his approval or consent rights shall be restored as of the date such previously Failing Investor funds its/his Equity Commitment.

(b)                                 The Parties agree that YFC shall be primarily responsible for (A) negotiating with the Special Committee and coordinating with other Investors and Beneficial Owners, in each case with respect to the Transactions, and (B) implementing the Transactions; provided, that YFC shall (i) seek Alibaba’s and Mr. Zhang’s consent and consult with the other Parties on the terms of the documentation with respect to the Transactions, (ii) share with the other Parties all drafts of the Transactions related documents, and (iii) inform the other Parties of the status of discussions and negotiations with the Special Committee.  Subject to the foregoing, the Parties shall cooperate and proceed in good faith to facilitate YFC to negotiate and consummate the Transactions (including without limitation negotiating any amendments or supplements to the Merger Agreement, Interim Documents and other definitive documents in respect of the Transactions) with the Special Committee.

(c)                                  The Parties shall, and shall cause their respective Affiliates to, comply with the covenants applicable to “Buyer Group Parties” under the Merger Agreement, including without limitation, Sections 5.02, 6.01, 6.08, 6.11 and 6.18 thereunder.

1.2                               Non-Consenting Investors. Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub shall not, and the Lead Investors shall not permit Parent or Merger Sub to (i) modify or amend the Merger Agreement so as to increase or modify the amount or form of the consideration with respect to the Merger (including by waiver of a breach of the Company’s representation and warranty regarding its capitalization) or increase in any way the obligations under the Limited Guarantees or the Equity Commitment Letters, (ii) modify or waive any provisions relating to the Parent Termination Fee or the aggregate cap on monetary damages available to the Company or (iii) modify the structure of the transaction contemplated by the Merger Agreement (including the Merger), in each case, in a manner materially adverse to Parent or any Investor or any Beneficial Owner without the prior written consent of each of the Investors (the signature of an Investor on the written instrument with respect to such modification, amendment or waiver being due evidence for all purpose of such prior written consent); provided that in the event that the Lead Investors and Mr. Zhang are willing to agree to, proceed with, or take any action or enter into any agreement (or, in each such case, to permit Parent to do so) with respect to the matters described in clauses (i) through (iii) above and any one Investor declines to agree to, proceed with, or take any action with respect to such matter (a “Non-Consenting Investor”), the Lead Investors may nevertheless proceed with such matter by first terminating such Non-Consenting Investor’s participation in the Transaction, and in such event such Non-Consenting Investor shall have no rights or liability hereunder or, if applicable, under its/his Equity Commitment Letter, its/his Limited Guarantee or the Support Agreement; and provided, further, that such Non-Consenting Investor shall have received (A) a full and unconditional release of its or his obligations (x) under this Agreement (except with respect to breaches of this Agreement by such Non-Consenting Investor occurring prior to the date of such release), and (y) if applicable, under its/his Equity Commitment Letter, its/his Limited Guarantee and the Support Agreement, from Parent, the Company, and each other Investor and Beneficial Owner (as the case may be), or (B) a mutually satisfactory indemnity with respect to such Non-Consenting Investor’s liabilities under this Agreement, and, if applicable, its/his Equity Commitment Letter, its/his Limited Guarantee and the Support Agreement. In the event the Lead Investors terminate the Non-Consenting Investor’s participation in the Transaction, the Lead Investors shall decide to offer the amount of the Non-Consenting Investor’s Equity Commitment to any Investors (other than any Company Competitor or its Affiliates, any Non-Consenting Investor and any Failing Investor), and/or one or more Additional Investors (as defined below), provided that (i) the consent of an Investor shall be required for such reallocation if such reallocation would increase such Investor’s Equity Commitment; and (ii) the prior written consent of Mr. Zhang shall be required for (A) any reallocation of the Equity Commitment of any Founder Group member, and (B) any reallocation that would result in any Investor (other than YFC, Alibaba and the Founder) and its Affiliates’ combined Equity Commitment(s) exceeding 10% of the aggregate Equity Commitments from all Investors or their combined shareholding percentage in Holdco exceeding 10% following the Closing.  For the avoidance of doubt, no Investor shall have the right to terminate its participation in the Transactions or its obligations under this Agreement and its Equity Commitment Letter or the Support Agreement (as applicable) if Parent and Merger Sub take any action set forth in (i) through (iii) in the first sentence of this Section 1.2 without any material adverse effect to Parent or any Investor or any Beneficial Owner.

1.3                               Additional Investors.  Each of the Lead Investors shall have the right to nominate one or more additional investors (other than any Company Competitor or its Affiliates) to provide additional cash equity capital or propose to adjust any Equity Commitments of any Investor pursuant to Section 1.4 for the consummation of the Transaction, which admission and/or adjustment shall be subject to the Lead Investors’ joint consent (such additional investors, the “Additional Investors”); provided that, notwithstanding anything to the contrary contained herein, the prior written consent of Mr. Zhang shall be required for (i) any adjustments to the Equity Commitment of any Founder Group member, (ii) any admission, adjustment, allocation or reallocation that would increase the aggregate Equity Commitment from all Investors above the aggregate Cash Equity Commitments and Rollover Commitments (calculated, if necessary, at the Per Share Merger Consideration (as defined under the Merger Agreement)) set forth in Schedule B, and (iii) any admission, adjustment, allocation or reallocation that would result in any Investor (other than YFC, Alibaba and the Founder) and its Affiliates’ combined Equity Commitment(s) exceeding 10% of the aggregate Equity Commitments from all Investors or their combined shareholding percentage in Holdco exceeding 10% following the Closing, in each case whether pursuant to this Agreement, any Equity Commitment Letter or Support Agreement or otherwise. Any Additional Investor admitted pursuant to this Section 1.3 shall execute an adherence agreement to this Agreement substantially in the form attached hereto as Schedule C (the “Adherence Agreement”).  Upon the admission of any Additional Investor, Schedule B shall be updated to reflect the amount of cash committed by such Additional Investor and the adjustment to the Cash Equity Commitments pursuant to Section 1.4. Each Additional Investor shall deliver an equity commitment letter substantially in the same form as the Equity Commitment Letters of the Lead Investors, pursuant to which (and subject to the terms and conditions thereof) it will fund, at the Closing, cash to HoldCo in an amount no less than as set forth opposite its name in Schedule B attached hereto.  Such equity commitment letter of the Additional Investor shall be deemed an “Equity Commitment Letter” for purposes of this Agreement and the other Interim Documents.

1.4                               Equity Commitment Adjustments.  Each Investor acknowledges, agrees and undertakes that, subject to the proviso of the first sentence of Section 1.3, (i) each of the amount of the Equity Commitment to be funded under its Equity Commitment Letter and the amounts of the Equity Commitments of the other Investors may be adjusted by the Lead Investors in their reasonable discretion (subject to compliance with this Section 1.4), (ii) any such adjustment to the Equity Commitment of any Investor shall be deemed to be the “Equity Commitment” of such Investor for all purposes hereunder, (iii) such Investor agrees to cause the full amount of such adjusted Equity Commitment to be contributed to HoldCo and contributed by HoldCo to Parent to be used to fund a portion of the Merger Consideration in accordance with, and subject to the terms under the relevant Equity Commitment Letter or Support Agreement, and (iv) subject to clause (B) in the proviso to this sentence, the representations and warranties in Section 12 of the relevant Equity Commitment Letter shall be true and correct after taking into account any such adjustment to the Equity Commitment and such Investor shall be capable of performing all of its obligations under its Equity Commitment Letter after taking into account such adjustment to the Equity Commitment; provided that (A) such adjustment shall be made on or prior to ten (10) Business Days before the Closing, (B) the aggregate amount of the Cash Equity Commitments of all the Investors to be funded under all the Equity Commitment Letters shall not be less than US$1,145,660,389; (C) subject to the rights of members of the Founder Group and Mr. He Group (as defined under the Support Agreement) to acquire additional Holdco Shares or “Rollover Shares” (as defined under the Support Agreement) pursuant to the Support Agreement, this Agreement or the definitive agreements contemplated by Section 1.6, appropriate adjustments shall be made (1) to the Rollover Commitments of members of Founder Group and Mr. He Group to reflect such acquisitions and (2) to the Cash Equity Commitments to ensure that following the Closing and the due execution and delivery of the definitive agreements contemplated by Section 1.6 (but without giving effect to the Additional Cash Contributions and issuance of Founder Restricted Shares (as defined under the Shareholders Agreement Term Sheet)), the total number of issued and outstanding Holdco Shares shall not exceed (x) the aggregate Cash Equity Commitments and Rollover Commitments set forth in Schedule B (being US$1,503,397,764) divided by (y) US$41.20 per share, (D) in connection with any such adjustment, YFC shall execute and deliver to each Investor and the Company a written certification specifying the amount(s) of such adjustment with respect to the Investors, as applicable, on or prior to ten (10) Business Days before the Closing; (E) the Investor consents in writing to an adjustment if such adjustment would increase such Investor’s Equity Commitment; (F) a Rollover Shareholder’s Rollover Commitment or any Equity Commitment of any member of the Founder Group shall not be adjusted without such Rollover Shareholder’s or member’s written consent; and (G) the consent of Mr. Zhang shall be required for any reallocation that would increase the combined shareholding in HoldCo by the Lead Investors.  For the avoidance of doubt, each Cash Investor will contribute its Cash Equity Commitment (or any portion thereof) to Holdco in exchange for HoldCo Shares at $41.20 per share, and each Rollover Shareholder will contribute its Rollover Commitment to Holdco in exchange for a number of HoldCo Shares equal to the number of Shares so contributed.

1.5                               Source of Funds Information. Each of the Investors agrees to, upon the request of a Lead Investor, provide such Lead Investor with accurate information, to the best of its knowledge, regarding the identity of each of its direct and indirect shareholders, limited partners, beneficiaries or other economic interest holders; provided that such information shall constitute Transaction Information under this Agreement and the Investors agree to keep such information confidential pursuant to the terms of this Agreement.

1.6                               Shareholders Agreement. Each of the Investors, the Beneficial Owners and HoldCo shall in good faith and with mutual cooperation use its reasonable best efforts to negotiate and enter into, and cause HoldCo and the entity or entities that ultimately provide the funding of the Equity Commitment of such Investor in accordance with such Investor’s applicable Equity Commitment Letter to enter into, a shareholders’ agreement and such other definitive agreements by the Investors, the Beneficial Owners and HoldCo, among other parties, at or prior to the Closing that include, and are otherwise consistent (subject to mutually agreed changes) with the terms set forth on Exhibit A attached hereto (the “Shareholders Agreement Term Sheet”).  Each of HoldCo, the Investors and the Beneficial Owners hereby agrees to take (or cause to be taken) all actions, if any, required to be taken by each, such that the board of directors of HoldCo shall have the composition as contemplated by Exhibit A hereto immediately prior to and after the Effective Time.

1.7                               Consummation of the Transaction. Each Party shall use reasonable best efforts and provide all cooperation as may be reasonably requested by each other Party to obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required or, in the reasonable opinion of the Parties, desirable for the consummation of the Transaction. In the event that the conditions set forth in Sections 7.01, 7.02 and 7.03 of the Merger Agreement are satisfied or waived in accordance with the terms of the Merger Agreement and this Agreement, and Parent and Merger Sub are obligated to consummate the Merger in accordance with the terms of the Merger Agreement, all Investors other than any Failing Investor (as defined below) (the “Closing Investors”) acting unanimously shall have the right to terminate the participation in the Transactions by any Investor (a “Failing Investor”) that (i) breaches such Investor’s obligation under the Equity Commitment Letter of such Investor to fund the Equity Commitment or (ii) asserts in writing such Investor’s unwillingness to fund such Equity Commitment; provided, that such termination shall not affect the rights or remedies of the Closing Investors against such Failing Investor or its Affiliates with respect to such breach or threatened breach. If the Closing Investors terminate a Failing Investor’s participation in the Transactions pursuant to the immediately preceding sentence, then subject to the proviso of the first sentence of Section 1.3, the Lead Investors shall decide to offer one or more Closing Investors or Additional Investors the opportunity to purchase the equity interest of HoldCo for the Transactions to replace the amount of such Failing Investor’s Equity Commitment; provided that the consent of Mr. Zhang shall be required for any reallocation that would increase the combined shareholding in HoldCo by the Lead Investors.

1.8                               Termination Fee and Expenses.

(a)                                 If the Merger Agreement is terminated in accordance with its terms thereof and Parent is required to (i) pay the Parent Termination Fee pursuant to Section 8.06(b) of the Merger Agreement, (ii) reimburse the costs and expenses in connection with the Company’s collection of the Parent Termination Fee pursuant to Section 8.06(c) of the Merger Agreement and/or (iii) reimburse or indemnify any expenses, liabilities, losses, damages, claims, costs, interest, awards or judgements and penalties of the Company, its Subsidiaries or their respective Representatives incurred in connection with the arrangement of the Financing and/or Alternative Financing pursuant to Section 6.07(c) of the Merger Agreement, as applicable (collectively, the “Total Termination Fee and Expenses”) and one of the Investors is the Defaulting Party, then such Defaulting Party shall pay to or cause to be paid to Parent an amount equal to all of the Total Termination Fee and Expenses, to the extent as applicable, by wire transfer of same day fund within three (3) Business Days following such termination of the Merger Agreement. If there is more than one Defaulting Party, each Defaulting Party’s obligations under the immediately preceding sentence shall be reduced to its Pro Rata Portion of the Total Termination Fee and Expenses. A “Defaulting Party” is an Investor, the failure of such Investor (or its Beneficial Owner) to perform its obligation under its Equity Commitment Letter, the Support Agreement and/or this Agreement results in the termination of the Merger Agreement pursuant to its terms thereof. A Defaulting Party’s “Pro Rata Portion” for purposes of this Section 1.8 is a fraction, the numerator of which is the Equity Commitment of such Defaulting Party and the denominator of which is the aggregate Equity Commitments of all Defaulting Parties. If there is no Defaulting Party, all of the Guarantors shall share the Total Termination Fee and Expenses pro rata based on their respective Guaranteed Percentage (as defined in such Guarantor’s Limited Guarantee).

1.9                               Transaction Expenses.

(a)                                 Upon consummation of the Merger, the Surviving Company shall reimburse fees, expenses and disbursements payable to any advisors, accountants, attorneys, or consultants (the “Advisors”) retained by Parent, HoldCo, YFC and Alibaba in connection with the Transactions (collectively the “Buyer Group Expenses”). Subject to the joint approval of the Lead Investors and Founder, the Surviving Company shall also reimburse, up to $500,000 of reasonable Advisors fees incurred by the Rollover Shareholders on a pro rata basis.

(b)                                 If the Merger is not consummated and there is no Defaulting Party, the Investors other than Mr. Zhang and his Affiliates (which, for the avoidance of doubt, shall include Gold Partner Consultants Limited) (collectively, the “Founder Group”) shall share the Buyer Group Expenses (other than fees, expenses and disbursements payable to any advisors, accountants, attorneys, or consultants retained by the Founder Group) pro rata based on their respective Commitment Percentages.

(c)                                  If the Merger is not consummated and there are any Defaulting Parties, then such Defaulting Parties shall bear all out-of-pocket costs and expenses incurred by any Investors or Beneficial Owners (including members of the Founder Group) that are not Defaulting Parties in connection with the Transactions pro rata based on their respective Commitment Percentages, including the Buyer Group Expenses and any fees, expenses and disbursements payable to Advisors retained by any Investor or any Beneficial Owner (including any member of the Founder Group) that is not a Defaulting Party, without prejudice to any rights and remedies otherwise available to the non-defaulting Investors and Beneficial Owners.

(d)                                 The Investors shall be entitled to receive any Company Termination Fee payable to Parent or Merger Sub by the Company pursuant to the Merger Agreement, to be allocated pro rata based on their respective Commitment Percentages, net of Buyer Group Expenses.

1.10                        Beneficial Owners and Rollover Shareholders.  Each Beneficial Owner shall cause the Rollover Shareholder through which such Beneficial Owner indirectly holds equity securities of the Company to perform its obligations under this Agreement. Each Beneficial Owner shall jointly and severally be responsible for any liabilities and perform any obligations of its Rollover Shareholder under this Agreement with such Rollover Shareholder.

1.11                        VIE Restructuring.  At the Effective Time (as defined under the Merger Agreement), (i) one nominee of each Lead Investor which shall be a PRC national or a domestic entity incorporated in the PRC (each a “Lead Investor Nominee”) shall subscribe for, and each Beneficial Owner shall take all actions within its powers and abilities to cause each VIE other than Jiandatong Health Technology (Beijing) Co., Ltd. (健达通健康科技（北京）有限公司, “Jiandatong”) to issue to each Lead Investor Nominee, equity interests of such VIE representing 1.0% of all of its outstanding share capital, at the minimum price permitted by law (and each Lead Investor agrees that, if any such capital increase is required by the relevant department of the Administration for Industry and Commerce to be completed after release of the share pledge under the applicable share pledge agreement of the Control Documents, such VIE may release such share pledge prior to such capital increase after obtaining the consent of each Lead Investor which consent shall not be unreasonably withheld or delayed; provided that if the Lead Investors withhold such consent, the Company and the Beneficial Owners shall not be obligated to cause such VIE to issue the aforesaid equity interests to any Lead Investor Nominee), (ii) each Beneficial Owner shall take all actions within its powers and abilities to procure each VIE other than Jiandatong to enter into relevant amended and restated Control Documents at the Closing to refelct the change in ownership of equity interests of such VIE resulting from the issurance of equity interests described in clause (i) above, and to incorporate the amendments specifically set forth under Schedule E attached hereto, and immaterial adjustments thereto or other immaterial amendments in each case requested by the Lead Investors to the Company in writing with necessary detail, which amended and restated Control Documents shall replace the relevant original Control Documents with effect at the Effective Time (such amended and restated Control Documents together with any other Control Documents that are amended and restated with effect at the Effective Time, the “Amended Control Documents”), and (iii) each Beneficial Owner shall take all actions within its powers and abilities to procure each VIE other than Jiandatong to amend and restate its shareholders agreement (if any, or if necessary to have such agreement at the discretion of each Lead Investor) and, to the extent permitted by the relevant department of the Administration for Industry and Commerce, amend and restate its Articles of Association, in each case which will become effective at the Effective Time,  to specifically (A) provide that each Lead Investor Nominee shall have the right to appoint one member to the board of directors of such VIE, which director may only be removed by such Lead Investor Nominee;

(B) provide that from and upon a breach by such VIE or its Onshore Shareholder of any provisions of the applicable Amended Control Documents, or the termination of such Amended Control Documents, all resolutions or action by the board of directors or shareholders of such VIE shall require the prior written consent of (x) each Lead Investor Nominee for so long as the Lead Investor appointing such Lead Investor Nominee remains a shareholder of HoldCo and such Lead Investor Nominee remains a shareholder of such VIE, or (y) each director appointed by each Lead Investor Nominee for so long as such Lead Investor Nominee has the right to appoint a director on the board of directors of such VIE and the Lead Investor which nominated such Lead Investor Nominee has the right to appoint a director on the board of directors of HoldCo; (C) provide that from and upon a breach by such VIE or its Onshore Shareholder of any provisions of the applicable Amended Control Documents, or the termination of such Amended Control Documents, each Lead Investor will have a call option to purchase (by itself, or through its Lead Investor Nominee or another person designated by such Lead Investor, subject to compliance with law) equity interests in such VIE from the Onshore Shareholders or subscribe for newly issued equity interests of such VIE, at the minimum consideration permitted by law, so that the aggregate shareholding percentage of such Lead Investor, its Lead Investor Nominee and its designee, as applicable, in such VIE will be the same as the shareholding percentage of such Lead Investor in the HoldCo; and (D) incorporate in the articles of association of the relevant VIE to the extent permitted by applicable law the rights and interests of each Lead Investor under the constitutional documents and shareholder agreements of the HoldCo, as requested by such Lead Investor to the Company in writing setting forth specific requested provisions, provided that the provisions of the agreements and articles of association described in clauses (ii) and (iii) above shall comply with applicable law and, for the avoidance of doubt, the issuance of equity interests and the effectiveness of the amendments and restatements and shareholders agreements described in clauses (i) through (iii) above shall be conditional upon consummation of the Merger. The Beneficial Owners shall, if so requested in writing by the Lead Investors upon and after the consummation of the Merger, (i) cause Jiandatong to issue to the Lead Investor Nominee of each Lead Investor such equity interests of such VIE representing 1% of all of its outstanding share capital, at the minimum price permitted by applicable Law; (ii) cause the execution of the Amended Control Documents for Jiandatong in the same manner as described in clause (ii) above; and (iii) cause the execution of the shareholders agreement and the articles of association of Jiandatong in the same manner as described in clause (iii) above.  Notwithstanding anything to the contrary set forth herein, if (1) YFC and its Affiliates collectively cease to hold at least 5% of HoldCo’s outstanding share capital, and (2) Alibaba and its Affiliates collectively cease to hold at least 5% of HoldCo’s outstanding share capital, then, the rights of YFC or Alibaba, as applicable, and the relevant Lead Investor Nominee under this Section 1.11 shall automatically and immediately terminate and it shall promptly take all actions and execute all documents to divest its or the relevant Lead Investor Nominee’s equity interests in the VIEs to the relevant VIE or an unrelated third party designated by the board or directors of HoldCo for nominal consideration and cause the Articles of Association of the VIEs to be amended to remove the provisions described in this Section 1.11.  Each Beneficial Owner shall take all actions within its powers and abilities to procure that the share pledge agreement entered into by each VIE, its WFOE and its Onshore Shareholders be registered with local governmental authority promptly after the execution of such agreement, with the amount of secured debts as high as the fair value of such VIE. The Beneficial Owners and the Rollover Shareholders hereby agree to exercise their voting rights and take any other actions required to effect the foregoing covenant under this Section 1.11.

1.12                        Additional Cash Contribution.  Each of the Cash Investors agrees that, upon the request of the Lead Investors, such Cash Investor shall contribute at Closing its pro rata share (in relation to all Cash Investors based on their respective Commitment Percentages) of up to US$200,000,000 to HoldCo in exchange for Holdco Shares at $41.20 per share for the purposes of repayment of existing debts of the Group Companies and the operations of the Group Companies (the “Additional Cash Contributions”); provided that members of the Founder Group may elect to participate in such Additional Cash Contributions in an aggregate amount of up to US$10,300,000 at the same per share price and otherwise on the same terms as the Cash Investors, in which case the aggregate Additional Cash Contribution to be allocated to the other Cash Investors and, if applicable pursuant to the second proviso of this sentence, Top Fortune Win Ltd., shall be reduced dollar-for-dollar; provided, further, that Top Fortune Win Ltd. may elect to participate in such Additional Cash Contributions on the same terms as the Cash Investors, in which case the Additional Cash Contribution (subject to reduction pursuant to the first proviso of this sentence) shall be allocated among Cash Investors and Top Fortune Win Ltd. based on their respective Commitment Percentages.

1.13                        Special Committee Consent and Fiduciary Duty.  Notwithstanding anything herein to the contrary, the Parties agree that (i) no change to the composition of the Buyer Group Parties or adjustments to any Investor’s Equity Commitment pursuant to this Agreement shall be made without the prior written consent of the Company (with the Special Committee’s approval); and (ii) no Beneficial Owner is restricted by any provision of this Agreement from taking any actions required to discharge his fiduciary duties as a director and/or officer of the Company.

2.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS.

2.1                               Authority; Enforceability; No Conflict. Each Party hereby, severally but not jointly, represents and warrants to the other Parties that: (i) if such Party is a corporate entity, it has the requisite power and authority to execute, deliver and perform this Agreement, (ii) if such Party is a corporate entity, the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Party, (iii) this Agreement has been duly executed and delivered by such Party and constitutes a valid and binding agreement of such Party enforceable in accordance with the terms hereof, and (iv) such Party’s execution, delivery and performance of this Agreement will not violate: (a) any provision of its organizational documents (if such Party is a corporate entity); (b) any material terms of material agreements to which such Party is a party or by which such Party is bound; or (c) any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Party.

2.2                               Investors’ Additional Representations, Warranties and Covenants. Each Investor hereby, severally but not jointly, represents, warrants and undertakes to the other Parties that:

(a)                                 the Equity Commitment is not more than the maximum amount that such Investor is permitted to invest in or pay with respect to any one portfolio investment pursuant to the terms of its constituent documents or otherwise;

(b)                                 none of such Investor’s direct or indirect shareholders and/or beneficiaries is a Company Competitor or its Affiliate or an entity fully or partially funded by capital raised from the Company Competitor or its Affiliates;

(c)                                  such Investor has and will have, for so long as this Agreement shall remain in effect, the financial capacity to timely pay or shareholding to timely rollover and perform its obligations under and in accordance with this Agreement, and, if such Investor is a Cash Investor, such Investor has and will have, for so long as this Agreement shall remain in effect, uncalled capital commitments or otherwise has available funds in excess of the sum of the Equity Commitment and all of its other unfunded contractually binding equity commitments that are currently outstanding;

(d)                                 if such Investor is a Cash Investor, as of the date of this Agreement, none of such Investor and its Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in the Company, or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company;

(e)                                  other than Yunfeng Financial Group Limited, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Investor;

(f)                                   as of the date of this Agreement, other than the Interim Documents, there are no Contract (whether oral or written) (i) between such Investor, on the one hand, and any of the Company’s or its Subsidiaries’ directors, officers, employees or shareholders, in their capacities as such, on the other hand, that relate in any way to the Transactions, (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, or (iii) pursuant to which any shareholder of the Company has agreed to vote to approve the Merger Agreement, the Plan of Merger and the Merger or has agreed to vote against any Competing Transaction or Superior Proposal; and

(g)                                  (i) except as disclosed in writing to the other Investors and except for financing related to the Permitted Pledge (as defined under the Support Agreement) or any refinancing thereof, to such Investor’s knowledge, none of such Investor’s direct or indirect shareholders and/or beneficiaries is an entity fully or partially funded by capital raised through investment products, derivative products or wealth management products, crowd funding and/or other similarly structured investment syndication arrangements (collectively “Investment Syndication Arrangements”) for the purposes of investing in the Company from Persons that are not Affiliated with such Investor, and (ii) unless as agreed by the Investors in advance in writing, an entity fully or partially funded by capital raised through Investment Syndication Arrangements for the purposes of investing in the Company from Persons that are not Affiliated with such Investor may not become a direct or indirect shareholder and/or beneficiary of such Investor.

2.3                               Post-Closing Capitalization.  Each of the Lead Investors and HoldCo represents and warrants to the other Parties that, as of immediately following the Closing and the consummation of the transactions contemplated by Section 1.12, (a) the authorized share capital of HoldCo shall consist of one class of ordinary shares (“HoldCo Shares”); (b) the authorized share capital of Parent shall consist of 50,000 ordinary shares, of which one share shall be issued and outstanding and owned by Holdco; and (c) other than as contemplated by the Interim Documents, as of immediately following the Closing and the consummation of the transactions contemplated by Section 1.12, there are (i) no outstanding share capital of or voting or equity interest in HoldCo or Parent, (ii) no options, warrants, or other rights to acquire any share capital of or voting or equity interest in HoldCo or Parent, (iii) no outstanding securities exchangeable or exercisable for or convertible into share capital of or voting or equity interest in HoldCo or Parent, and (iv) no outstanding rights to acquire or obligations to issue any such options, warrants, other rights or securities.

3.                                      EXCLUSIVITY

3.1                               During the period beginning on the date hereof and ending on the termination of this Agreement pursuant to Section 5.1, each of the Investors and the Beneficial Owners agrees that it shall (and shall cause its Affiliates to):

(a)                                 work exclusively with the Lead Investors and Mr. Zhang to implement the Transactions;

(b)                                 implement the Transaction merely through purchasing the equity interest of HoldCo;

(c)                                  not, and shall not permit its Affiliates, or any of its or its Affiliates’ Representatives, directly or indirectly, to (i) propose a Competing Transaction, or seek, solicit, initiate, induce, knowingly facilitate or encourage (including by way of furnishing any non-public information concerning the Company or the Transactions) inquiries or proposals concerning, or participate in any discussions or negotiations with any person (other than the other Parties) concerning, or enter into or agree to a Competing Transaction; (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue a Competing Transaction; (iii) finance or offer to finance any Competing Transaction, including by offering any equity or debt finance, in support of any Competing Transaction; (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything which is inconsistent with the provisions of the Merger Agreement or the Transactions as contemplated by the Merger Agreement; or (v) seek, solicit, initiate, encourage, knowingly facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing and whether or not legally binding) with any other person regarding the matters described in (i) to (iv) above;

(d)                                 immediately cease and terminate, any discussions, negotiations, communications or other activities with any parties that may be ongoing with respect to any Competing Transaction; and

(e)                                  promptly notify the Lead Investors and Mr. Zhang if it or, to its knowledge, any of its Affiliates or any of its or its Affiliates’ Representatives receives any approach or communication with respect to any Competing Transaction, including the identity of the other persons involved and the nature and content of the approach or communication, and provide the Lead Investors and Mr. Zhang with copies of any written communication.

3.2                               For a period of twelve (12) months after the termination of the Merger Agreement, if Mr. Zhang seeks to raise equity financing in an attempt to acquire (by himself or a consortium to which he is a member) the Company or increase his shareholdings in the Company, Mr. Zhang shall first discuss such financing with the Lead Investors.  If any Lead Investor is interested in such financing, such Lead Investor(s) shall have a proportional right of first refusal (pro rata based on their respective contemplated ownership percentages in HoldCo immediately following the Closing as agreed between the Lead Investors and the Founder) in such financing so long as the terms for such financing provided by such Lead Investor(s) are, taken as a whole, no less favorable than the terms provided by other potential equity investors.

4.                                      ANNOUNCEMENTS AND CONFIDENTIALITY

4.1                               Announcements. No announcements regarding the subject matter of this Agreement shall be issued by any Party either to the Company (including the Company Board) or to the public without the prior written consent of the Lead Investors, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent that any such announcements are required by laws, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after the form and terms of such disclosure have been notified to the Lead Investors and Mr. Zhang and they have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable.  Any announcement to be made by the Parties or their Affiliates in connection with the Transaction shall be jointly coordinated and agreed by the Parties.

4.2                               Confidentiality.

(a)                                 Except as permitted under Section 4.3, each Party agrees to keep confidential and to use only for the purpose of evaluating, pursuing and implementing the Transactions all information that the Company, another Party or any of its Affiliates or their respective Representatives (each, a “Disclosing Party”) furnishes or otherwise makes available to a Party (the “Receiving Party”) and its Affiliates and their respective Representatives, including any technical, scientific, trade secret or other proprietary information of the Company or the Disclosing Party with which the Receiving Party or any of its Affiliates or their respective Representatives may come into contact in the course of its investigation, and whether oral, written or electronic (collectively, the “Evaluation Material”).  Notwithstanding the foregoing, the term “Evaluation Material” does not include information that (A) was available to the Receiving Party or any of its Affiliates or their respective Representatives without a duty of confidentiality to the applicable Disclosing Party prior to the disclosure by such Disclosing Party, (B) is or becomes available to a Receiving Party or any of its Affiliates or their respective Representatives on a non-confidential basis from a source other than the applicable Disclosing Party, provided that such other source is not known by the Receiving Party to be bound by a confidentiality obligation to the applicable Disclosing Party or is otherwise prohibited from disclosing the information to the Receiving Party, (C) is or becomes generally available to the public (other than as a result of a breach by the Receiving Party or any of its Affiliates or their respective Representatives of this Agreement) or (D) is independently developed by the

Receiving Party or any of its Affiliates or their respective Representatives without use of any Evaluation Material.

(b)                                 Each Party agrees that neither it nor any of its Affiliates or their respective Representatives will, without the prior written consent of the other Parties, directly or indirectly, disclose to any other person (excluding any of its Affiliates and its and its Affiliates’ Representatives), (i) the fact that discussions or negotiations may take place, are taking place or have taken place concerning a Transaction or any of the terms or other facts relating thereto, including the status thereof, but not including any Evaluation Material, (ii) the existence or the terms of this Agreement or (iii) that it or its Affiliates or their respective Representatives have received or produced any Evaluation Material (items (i), (ii) and (iii), collectively, “Transaction Information”); provided, however, that each Party may disclose Transaction Information to the extent (x) required by, and pursuant to, Section 4.3(b), or (y) in the view of its outside counsel, it is required to make such disclosure in order to avoid violating the U.S. federal securities laws, and, in the case of clauses (x) or (y), the requirement to make such disclosure does not arise from its breach of this Agreement; and, provided, further, that in the case of clause (y), to the extent legally permissible and reasonably practicable the Party will notify the other Parties prior to making any such disclosure by providing the other Parties with the text of the intended disclosure at least 24 hours prior to making the disclosure, and will seek to narrow the intended disclosure to the extent the other Parties reasonably so request.

(c)                                  Subject to Section 4.2(d), upon the request of the Disclosing Party, each Receiving Party shall (and shall cause its Affiliates and its and its Affiliates’ Representatives to), at its election, promptly deliver to the Disclosing Party or destroy all copies of the Evaluation Material, including that which is contained in any notes or other materials prepared by such Party or any of its Affiliates or their respective Representatives, without retaining any copy thereof, including, to the extent practicable, expunging all such Evaluation Material from any computer, word processor or other device containing such information.  If requested by the Disclosing Party, an appropriate officer of the Receiving Party will certify to the Disclosing Party, that all such material has been so delivered or destroyed.  Notwithstanding the foregoing, (i) each Receiving Party’s legal department and/or outside counsel may keep one copy of the Evaluation Material (in electronic or paper form) and each Party’s Affiliates and their respective Representatives may keep one copy of the Evaluation Material as required by bona fide policies and procedures implemented by such Affiliates or Representatives in order to comply with applicable law, regulation, professional standards or reasonable business practice and (ii) each Receiving Party and its Affiliates and their respective Representatives may retain Evaluation Material to the extent it is “backed-up” on the Party’s or its Affiliates’ or their respective Representatives’ (as the case may be) electronic information management and communications systems or servers, is not available to an end user and cannot be expunged without considerable effort.  Any and all duties and obligations existing under this Agreement shall remain in full force and effect for the term set forth in Section 4.2(d), notwithstanding the delivery or destruction of the Evaluation Material required by this Section 4.2(c).

(d)                                 Notwithstanding the provisions of this Section 4.2 and Section 4.3, the provisions of Sections 4.2(a), 4.2(c) and 4.3(b) shall not apply to Mr. Zhang and his Affiliates with respect to information relating to the Company.

(e)                                  Each Party acknowledges that, in relation to any Evaluation Material or Transaction Information received from a Disclosing Party, the obligations contained in this Section 4.2 shall continue to apply for a period of 12 months following termination of this Agreement pursuant to Section 5.1, unless otherwise agreed in writing.

4.3                               Permitted Disclosures.

(a)                                 A Party may disclose Transaction Information or Evaluation Material to its Affiliates or its or its Affiliates’ Representatives for the purpose of assisting the Party in its evaluation, pursuit and implementation of a Transaction so long as the Party causes its Affiliates or its or its Affiliates’ Representatives to treat the Transaction Information or Evaluation Material in a confidential manner and as provided in this Section 4.3.

(b)                                 In the event that a Party or any of its Representatives or Affiliates are required to disclose any Transaction Information or Evaluation Material by law or in connection with a judicial or administrative proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) or pursuant to a formal request from a regulatory examiner, to such regulatory examiner, it will provide the other Parties with prompt and, to the extent legally permissible and reasonably practicable, prior notice of such requirement(s).  Each Party also agrees, to the extent legally permissible and reasonably practicable, to provide the other Parties, in advance of any such disclosure, with a list of any Transaction Information or Evaluation Material it intends to disclose (and, if applicable, the text of the disclosure language itself) and to reasonably cooperate with the other Parties to the extent the other Parties may seek to limit such disclosure, including, if requested, taking all reasonable steps, at the sole expense of the Party seeking to limit such disclosure, to resist or avoid any such judicial or administrative proceedings referred to above.  If and to the extent, in the absence of a protective order or the receipt of a waiver from the other Parties after a request in writing therefor is made by the Party (such request to be made as soon as practicable to allow the other Parties a reasonable amount of time to respond thereto), the disclosing Party or its Representatives or its respective Affiliates are legally required to disclose Transaction Information or Evaluation Material to any tribunal or regulatory examiner to avoid censure or penalty, the disclosing Party will limit such disclosure to that which is legally required and will use reasonable efforts to obtain assurances that confidential treatment will be accorded to any  Transaction Information or Evaluation Material that the disclosing Party is so required to disclose, and thereafter it may disclose such information without liability hereunder.

5.                                      MISCELLANEOUS.

5.1                               Effectiveness; Termination. This Agreement shall become effective on the date hereof and shall terminate (except with respect to Sections 1.6, 1.9, 1.11, 1.12, this Section 5 and Exhibit A) upon the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement pursuant to Article VIII thereof; provided, that any liability for failure to comply with the terms of this Agreement shall survive such termination; provided, further, that any agreement or covenant that reference a later time or by their nature will be performed following such termination shall survive such termination until fully performed.

5.2                               Definition. In this Agreement, unless the context requires otherwise:

“Affiliate” of a Person (the “Subject Person”) means (i) (A) in the case of a Person which is not a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person; and (B) in the case of a natural person, any other Person that is a Relative of the Subject Person or is directly or indirectly is Controlled by the Subject Person or a Relative of the Subject Person; and (ii) the Subject Person’s “affiliates” under Rule 12b-2 under the Exchange Act; including, for the avoidance of doubt, any affiliated investment funds of such Subject Person or any investment vehicles of such Subject Person or such funds; provided, however, that with respect only to each Party that is a private equity, sovereign or other fund, or state-owned investment entity, in the business of making investments in portfolio companies managed independently, no portfolio company of any such Party (including a portfolio company of any Affiliate or any affiliated investment fund or investment vehicle of such Party) shall be deemed to be an Affiliate of such Party; provided, further, than YFC shall not be deemed an Affiliate of Alibaba. “Control” of a Person means (i) ownership of more than 50% of the shares in issue or other equity interests or registered capital of such Person or (ii) the power to direct the management or policies of such Person, directly or indirectly, whether through the ownership of voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements, as trustee or general partner or otherwise.

“Commitment Percentage” of an Investor means the percentage set out opposite the name of such Investor in the fourth column of Schedule B to this Agreement, provided that the Commitment Percentage of any Investor can be adjusted by the Lead Investors by mutual agreement pursuant to the Equity Commitment Letters, the Support Agreement and this Agreement, as applicable.

“Company Competitor” means the Persons set forth in Schedule D of this Agreement.

“Control Documents” means, with respect to each VIE, (i) the Exclusive Business Cooperation Agreement between such VIE and its WFOE; (ii) Share Pledge Agreement(s) among such VIE, its WFOE and its Onshore Shareholders; (iii) Power of Attorney issued by each of its Onshore Shareholders to relevant WFOE; (iv) Exclusive Call Option Agreement(s) among such VIE, its WFOE and its Onshore Shareholders; (v) with respect to Main VIE only, Loan Agreement among its WFOE and Onshore Shareholders; and (vi) if applicable, Spousal Consent Letters issued by spouse of each of its Onshore Shareholders, and any amendment or extension of the above.

“Cash Equity Commitment” of an Investor means the amount set forth opposite such Investor’s name in the second column of Schedule B of this Agreement.

“Cash Investor” means each of the Investors other than the Rollover Shareholders.

“Equity Commitment” of an Investor means such Investor’s Cash Equity Commitment and Rollover Commitment.

“Main VIE” means iKang Healthcare Technology Group Co., Ltd. (爱康健康科技集团有限公司), a company established and existing under the PRC Laws.

“Onshore Shareholders” means, with respect to each VIE, the shareholders of such VIE.

“Other VIEs” means Hangzhou iKang Guobin Clinic Co., Ltd. (杭州爱康国宾医疗门诊部有限公司), Shanghai Yuanhua Information Technology Co., Ltd. (上海元华信息技术有限公司), and Jiandatong Health Technology (Beijing) Co., Ltd. (健达通健康科技（北京）有限公司), each a company established and existing under the PRC Laws.

“Rollover Commitment” of a Rollover Shareholder means the amount set out opposite such Rollover Shareholder’s name in the third column of Schedule B of this Agreement.

“Special Committee” means the special committee of the Company Board comprised of independent and disinterested directors of the Company representing the Company to negotiate in the Transactions.

“VIEs” means collectively, the Main VIE and the Other VIEs.

“WFOE” means, with respect to Main VIE and Jiandatong Health Technology (Beijing) Co., Ltd. (健达通健康科技（北京）有限公司), iKang Internet Health and Technology (Beijing) Co., Ltd. (爱康网健康科技（北京）有限公司); with respect to Hangzhou iKang Guobin Clinic Co., Ltd. (杭州爱康国宾医疗门诊部有限公司), iKang Health Management (Zhejiang) Co., Ltd. (爱康健康管理（浙江）有限公司); and with respect to Shanghai Yuanhua Information Technology Co., Ltd. (上海元化信息技术有限公司), Yuanhua Medical Consultancy Services (Shanghai) Co., Ltd. (元化医疗咨询服务（上海）有限公司), in each case, a company established and existing under the PRC Laws.

5.3                               Amendment. This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by all Parties.

5.4                               Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

5.5                               Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

5.6                               Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

5.7                               Dispute Resolution.

(a)                                 Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the HKIAC Administered Arbitration Rules in force at the relevant time and as may be amended by this Section 5.7(a) (the “Rules”).  The place of arbitration shall be Hong Kong.  The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages.  The award of the arbitration tribunal shall be final and binding upon the disputing parties.  Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)                                 Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 5.7, any Party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding  that this Agreement is governed by the laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction.  For the avoidance of doubt, this Section 5.7(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 5.7(a) in any way.

5.8                               Specific Performance. Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement.  Accordingly, each Party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

5.9                               Other Agreements. This Agreement, together with other Interim Documents and the other agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties hereto or any of their Affiliates with respect to the subject matter contained herein.

5.10                        Assignment. This Agreement may not be assigned by any Party or by operation of law or otherwise without the prior written consent of each of the other Parties, except that the Agreement may be assigned to an Affiliate of a party hereto; provided, that the Party making such assignment shall not be released from its obligations hereunder. Any attempted assignment in violation of this Section 5.10 shall be void.

5.11                        Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.12                        Prior Agreement. The Parties hereby acknowledge and agree that the Prior Agreement has been amended, restated and replaced in its entirety by this Agreement and from and after the effectiveness of this Agreement, no obligations, claims, rights or remedies shall exist or arise under the Prior Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

YUNFENG FUND III, L.P.

By: Yunfeng Investment III, Ltd., its general partner

By: Yunfeng Investment III, Ltd., its general partner

By	/s/ Xin Huang
Name:	Xin Huang
Title:	Authorized Signatory

YUNFENG FUND III PARALLEL FUND, L.P.

By: Yunfeng Investment III, Ltd., its general partner

By: Yunfeng Investment III, Ltd., its general partner

By	/s/ Xin Huang
Name:	Xin Huang
Title:	Authorized Signatory

[Signature Page to Amended and Restated Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

TAOBAO CHINA HOLDING LIMITED

By:	/s/ Liang Wang
Name: Liang Wang
Title: Authorized Signatory

[Signature Page to Amended and Restated Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

BOYU CAPITAL FUND III, L.P.

By: Boyu Capital General Partner III, L.P., its general partner

By: Boyu Capital General Partner III, Ltd., its general partner

By	/s/ Leong Chu Yong
Name:	Leong Chu Yong
Title:	Authorized Signatory

[Signature Page to Amended and Restated Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

SHANGHAIMED, INC.

By:	/s/ Lee Ligang Zhang
Name: Lee Ligang Zhang
Title: Director

TIME INTELLIGENT FINANCE LIMITED

/s/ Lee Ligang Zhang
Name: Lee Ligang Zhang
Title: Director

/s/ Lee Ligang Zhang
Name: Lee Ligang Zhang

[Signature Page to Amended and Restated Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

TOP FORTURE WIN LTD.

By:	/s/ Boquan He
Name: Boquan He
Title: Director

/s/ Boquan He
Name: Boquan He

[Signature Page to Amended and Restated Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

IK HEALTHCARE INVESTMENT LIMITED

By:	/s/ Xin Huang
Name: Xin Huang
Title: Director

IK HEALTHCARE MERGER LIMITED

By:	/s/ Xin Huang
Name: Xin Huang
Title: Director

IK HEALTHCARE HOLDINGS LIMITED

By:	/s/ Xin Huang
Name: Xin Huang
Title: Director

[Signature Page to Amended and Restated Interim Investors Agreement]